As filed with the Securities and Exchange Commission on August 26, 2024
Registration No. 333

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AMERICAN SOFTWARE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Georgia	58-1098795
(State or Other Jurisdiction of Incorporation)	(I.R.S. Employer Identification No.)

470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(Address and Zip Code of Principal Executive Offices)

AMERICAN SOFTWARE, INC. 2024 EQUITY COMPENSATION PLAN
(Full title of the Plan)

Mark Grant, Esq.
American Software, Inc.
470 East Paces Ferry Road, N.E.
Atlanta, Georgia 30305
(404) 261-2381
(Name, Address, Including Zip Code and Telephone Number,
Including Area Code, of Agent for Service)

Copies to:
Andrew Yonchak, Esq.
Baker, Donelson, Bearman, Caldwell & Berkowitz, P.C.
First Tennessee Building
165 Madison Avenue, Suite 2000
Memphis, Tennessee 38103
(901) 577-2330

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☒
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financing accounting standards provided pursuant to Section 7(a)(2) of the Securities Act.     ☐

INTRODUCTION

This Registration Statement on Form S-8 is filed by American Software, Inc., a Georgia corporation (the “Registrant”), and relates to 1,400,000 shares of common stock, par value $0.10, of the Registrant (the “Common Stock”) issuable under the Registrant’s 2024 Equity Compensation Plan (as amended by the first amendment dated August 20, 2024, the “2024 Plan”).

PART I.
INFORMATION REQUIRED IN THE SECTION l0(a) PROSPECTUS

The information required by Part I is included in documents sent or given to participants in the plans covered by this Registration Statement pursuant to Rule 428(b)(l) of the Securities Act of 1933 (the “Securities Act”). In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the Note to Part I of Form S-8, such documents are not filed with the Commission either as a part of this Registration Statement or as prospectuses or prospectus supplements.

PART II.
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item. 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are hereby incorporated by reference:

aThe Registrant’s Annual Report on Form 10-K for the fiscal year ended April 30, 2024, filed on July 1, 2024 (including the portions of the Registrant’s Proxy Statement on Schedule 14A filed on July 8, 2024 that are incorporated by reference therein);

bThe Registrant’s Current Report on Form 8-K filed on August 23, 2024; and

cThe description of the Registrant’s Common Stock to be offered hereby contained in the Registrant’s Registration Statement on Form S-1 (Registration No. 2-81444) filed with the Commission on January 21, 1983, pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any amendment or report filed for the purpose of updating such description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents; except as to any portion of any future annual or quarterly report to shareholders or document or current report furnished under Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under Items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such current report on Form 8-K expressly provides to the contrary.

Item. 4. Description of Securities.

Not applicable.

Item. 5. Interests of Named Experts and Counsel.

None.

Item. 6. Indemnification of Directors and Officers.

Set forth below is a description of the provisions of certain of the Georgia Business Corporation Code (“GBCC”), the Registrant’s Second Amended and Restated Articles of Incorporation (the “Articles of Incorporation”) and the Registrant’s Amended and Restated Bylaws (the “Bylaws”), as such provisions relate to the indemnification of the directors and officers of the Registrant. This description is intended only as a summary and is qualified in its entirety by reference to the GBCC. and the Registrant’s Bylaws.

Subsection (a) of Section 14-2-851 of the GBCC provides that a corporation may indemnify an individual who is party to a proceeding because he or she is or was a director against liability incurred in the proceeding if: (1) such individual conducted himself or herself in good faith; and (2) such individual reasonably believed (A) in the case of conduct in his or her official capacity, that such conduct was in the best interests of the corporation, (B) in all other cases, that such conduct was at least not opposed to the best interests of the corporation, and (C) in the case of any criminal proceeding, that the individual had no reasonable cause to believe that such conduct was unlawful. Subsection (b) of Section 14-2-851 of the GBCC provides that a director’s conduct with respect to an employee benefit plan for a purpose he or she believed in good faith to be in the interests of the participants in and beneficiaries of the plan satisfies the requirement described in subsection (a)(2)(3) of Section 14-2-851 of the GBCC. Subsection (c) of Section 14-2-851 of the GBCC provides that the termination of a proceeding by judgment, order, settlement, or conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in Section 14-2-851 of the GBCC. Subsection (d) of Section 14-2-851 of the GBCC provides that a corporation may not indemnify a director in connection with a proceeding by or in the right of the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director has met the relevant standard of conduct, or in connection with any proceeding with respect to conduct for which he or she was adjudged liable on the basis that personal benefit was improperly received by him or her, whether or not involving action in his or her official capacity. Notwithstanding the foregoing, pursuant to Section 14-2-854 of the GBCC, a court may order a corporation to indemnify a director if such court determines, in view of all the relevant circumstances, that it is fair and reasonable to indemnify or advance expenses to the director, even if the director has not met the relevant standard of conduct set forth in subsections (a) and (b) of Section 14-2-851 of the GBCC, failed to comply with Section 14-2-853 of the GBCC, or was adjudged liable in a proceeding referred to in paragraph (1) or (2) of subsection (d) of Section 14-2-851 of the GBCC but if the director was adjudged so liable, the indemnification shall be limited to reasonable expenses incurred in connection with the proceeding.

Section 14-2-852 of the GBCC provides that a corporation shall indemnify a director who was wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she was a party because he or she was a director of the corporation against reasonable expenses incurred by the director in connection with the proceeding.

Section 14-2-857 of the GBCC provides that a corporation may indemnify and advance expenses to an officer of the corporation who is a party to a proceeding because he or she is an officer of the corporation to the same extent as a director. If the officer is not a director (or if the officer is a director but the sole basis on which he or she is made a party to the proceeding is an act or omission solely as an officer), the corporation may also indemnify and advance expenses to such officer to such further extent as may be provided by the articles of incorporation or the bylaws of the corporation, by a resolution of the board of directors of the corporation, or by contract, except for liability arising out of conduct that constitutes: (1) the appropriation, in violation of their duties, of any business opportunity of the corporation; (2) acts or omissions which involve intentional misconduct or a knowing violation of law; (3) the types of liability set forth in Section 14-2-832 of the GBCC; or (4) receipt of an improper personal benefit. An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 14-2-852 of the GBCC and may apply to a court under Section 14-2-854 of the GBCC for indemnification or advances, in each case to the same extent to which a director may be entitled to indemnification under those provisions. Finally, a corporation may also indemnify an employee or agent who is not a director to the extent that, consistent with public policy, may be provided by its articles of incorporation or bylaws, by general or specific action by its board of directors or by contract.

Article VIII of the Articles of Incorporation provides that, except as may be limited by the GBCC, no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for any action taken, or for failure to take action.

Article IV, Section 11 of the Bylaws provides for indemnification of the Registrant’s directors, officers, employees and agents. In addition, the Registrant has entered into indemnification agreements with its directors and has purchased directors and officers insurance.

Item. 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	2024 Equity Compensation Plan and first amendment thereto (incorporated by reference to Exhibit 10.1 of the Registrant’s Current Report on Form 8-K Filed on August 23, 2024)
5.1*	Opinion of Counsel regarding legality
23.1*	Consent of Counsel (included in Exhibit 5.1)
23.2*	Consent of KPMG LLP, independent registered public accounting firm
24.1*	Power of attorney (included on signature page of this Registration Statement)
107*	Filing Fee Table

* Filed herewith

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes

1. To file, during any period in which offers or sales are being made, a post-effective amendment of this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) of the Securities Act if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(l)(i) and (a)(l)(ii) do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) That, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Atlanta, State of Georgia, on August 26, 2024.

AMERICAN SOFTWARE, INC.

By: /s/ H. Allan Dow____________________
H. Allan Dow, Chief Executive Officer and President (Principal Executive Officer)

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints H. Allan Dow and Vincent C. Klinges, or either of them, as the true and lawful attorneys-in-fact and agents of the undersigned, in any and all capacities, to sign any amendments to this Registration Statement, and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Capacity	Date

/s/ H. Allan Dow	Chief Executive Officer and President (Principal Executive Officer) and Director	August 26, 2024
H. Allan Dow

/s/ W. Dennis Hogue	Director	August 26, 2024
W. Dennis Hogue

/s/ Matthew G. McKenna	Director	August 26, 2024
Matthew G. McKenna

/s/ James B. Miller, Jr.	Director	August 26, 2024
James B. Miller, Jr.

/s/ Thomas L. Newberry, V.	Director	August 26, 2024
Thomas L. Newberry, V.

/s/ Lizanne Thomas	Director	August 26, 2024
Lizanne Thomas

/s/ Vincent C. Klinges	Chief Financial Officer and Treasurer (Principal Financial Officer)	August 26, 2024
Vincent C. Klinges

/s/ Celena Matlock	Director	August 26, 2024
Celena Matlock

/s/ Nicole Wu	Director	August 26, 2024
Nicole Wu